Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hicks Acquisition Company I, Inc.:
We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 9, 2009, with respect to the balance sheets of Hicks Acquisition Company I, Inc. (a development stage company) (the Company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2008, for the period February 26, 2007 (inception) to December 31, 2007 and the period February 26, 2007 (inception) to December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appears in the December 31, 2008 annual report on Form 10-K of the Company.
Our report dated March 9, 2009 contains an explanatory paragraph that states that the Company must consummate a business combination by September 28, 2009 or be dissolved. This condition raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
KPMG LLP
Dallas, Texas
September 29, 2009